The undersigned hereby appoints, HERBERT A. DENTON, FREDERICK W. WHITRIDGE, JR. AND TERRY W. WARD, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote cumulatively FOR Terry W. Ward and/or Frederick W. Whitridge, Jr. so as to elect the maximum number of them as directors of California Microwave, Inc., a Delaware corporation (the "Company"), to vote AGAINST the approval of the amendment to the Company's employee stock purchase plan, and to vote AGAINST the ratification of the selection of Ernst & Young LLP as independent public accountants for the Company, at the annual meeting of the stockholders of the Company to be held on Friday, October 25, 1996 (or any postponements or adjournments thereof) all shares of the common stock, par value $.10 per share of the Company, as to which the undersigned is entitled to vote.


Dated:    October 21, 1996


                                        Clover Capital Management, Inc.


                                        By: /s/ Michael E. Jones
                                        Name: Michael E. Jones
                                        Title: President